Horne International, Inc. (formerly Spectrum Sciences and Software Holdings Corp.)

Amendment to Horne International, Inc.  2004 Non-Statutory Stock Option Plan

Dated May 10, 2010

This amendment to the Horne International, Inc. 2004 Non-Statutory Stock Option Plan, as previously amended, is effective May 10, 2010.  The Horne International, Inc. 2004 Non-Statutory Stock Option Plan shall be amended and such amendment shall be fully incorporated as follows:

3.  SHARES SUBJECT TO THE PLAN.  The stock subject to Options granted under the Plan shall be shares of the Company’s Common Stock, par value $.0001 per share (“the Common Stock”), whether authorized but unissued or held in the Company’s treasury.  The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate Thirty Two Million (32,000,000) shares, subject to adjustment in accordance with the provisions of Section 11 hereof.  The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan.  In the event any  Option granted under the Plan shall expire or terminate for any reason without having been exercise in full or shall cease for any reason to be exercisable in whole or in part, the un-purchased shares subject thereto shall again be available for Options under the Plan.

All other terms and condition of the Amended 2004 Non-Statutory Stock Option Plan shall remain in full force and effect.

HORNE INTERNATIONAL, INC.

/s/ Darryl K. Horne
Darryl K. Horne, CEO
Dated: May 10, 2010